Exhibit 10.4
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), made as of the 30th day of June, 2024 by and between DigitalBridge Group Advisors, LLC (“DBG”) and Jacky Wu (the "Consultant”).

RECITALS:

WHEREAS, Consultant was employed by DigitalBridge Group, Inc. (“DBRG”), the parent company of DBG, pursuant to an Employment Agreement dated as of November 13, 2023 (the “Employment Agreement”);

WHEREAS, Consultant and DBRG are also party to a Restrictive Covenant Agreement, which was effective as of March 23, 2020 (the “Restrictive Covenant Agreement”);

WHEREAS, Consultant’s employment with DBRG terminates as of the date hereof pursuant to the Employment Agreement;

WHEREAS, Section 2(c) of the Employment Agreement provides that Mr. Wu and DBRG will enter into a consulting agreement providing for Mr. Wu to serve as a non-employee strategic advisor to the Company through December 31, 2024 and Section 8(o) of the Employment Agreement provides that Mr. Wu will provide cooperation with respect to matters relating to events that occurred during his employment with DBRG; and

WHEREAS, DBG desires to engage Consultant to provide such services and cooperation;

NOW, THEREFORE, in consideration of the foregoing, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Engagement. DBG hereby engages Consultant to provide the Services during the Term (as defined below), and Consultant hereby accepts such engagement upon the terms and conditions hereinafter set forth.
2.    Term. The term of this Agreement shall commence on July 1, 2024 (the “Effective Date”) and shall continue until terminated in accordance with Section 5 below (the “Term”).
3.    Duties. Consultant agrees to serve as a non-employee strategic advisor to DBRG and to provide such services and advice as are requested by the executive officers and board of directors of DBRG, subject to an aggregate limit of 300 hours, through December 31, 2024 (the “Advisory Services”). Advisory Services shall include advice and support relating to the dissolution and winding up of legacy DBRG entities (including CLAF), post-closing matters related to the sale of legacy Colony assets, the SEC investigation of CCIA and matters relating to former DBRG executives. In addition, Consultant shall provide reasonable cooperation to DBG and its affiliates pursuant to clause 8(o) of the Employment Agreement through December 31, 2025 (the “Cooperation Services, and, together with the Advisory Services, the “Services”). Consultant shall perform all Services in accordance with this Agreement and in compliance with all applicable laws.
4.    Fees; Expense Reimbursement.
a)    Retainer Fee. In consideration of the Advisory Services provided by Consultant under this Agreement, DBG shall pay or cause to be paid to Consultant a fee of $60,000 per month, and, in consideration of the Cooperation Services provided by Consultant under this Agreement that exceed 8 hours in any 12-month period, DBG shall pay or cause to be paid to Consultant a fee of $1,000 per hour (together, the “Retainer Fee”). The Retainer Fee shall be paid by or on behalf of DBG, monthly in arrears. In addition, in the event Consultant is requested to provide Advisory Services in excess of 300 hours, Consultant may agree to provide such services at the Retainer Fee rate.

b)    Reimbursement of Expenses. Consultant shall be reimbursed for all reasonable and documented out-of-pocket expenses paid to third parties incurred by Consultant in connection with the performance of the Services hereunder in accordance with DBG’s policies.
c)     Taxes. In no event shall DBG or any Affiliate thereof be responsible for any value-added, export, withholding or other applicable taxes related to or in connection with payment of any Retainer Fee; in the event any such taxes are due and payable, such taxes shall be remitted by Consultant to the appropriate taxing authority as a deduction from the foregoing payments.

5.    Termination of the Agreement. This Agreement shall terminate upon either Consultant or DBG electing, for any reason or no reason, to terminate this Agreement upon five (5) days’ prior written notice to the other party on or after December 31, 2025 (the “Termination Date). Following the Termination Date, DBG shall pay or cause to be paid to Consultant, within thirty (30) days of receipt from Consultant of an invoice therefor: (a) any Retainer Fee earned, but unpaid, for Services rendered to DBG on or prior to the Termination Date; and (b) any unreimbursed expenses reimbursable to Consultant pursuant to Section 4 hereof for expenses incurred on or prior to the Termination Date.
6.    Restrictive Covenant Agreement.
    Consultant and DBG agree that Sections 3, 4, 5, 6 and 7 of the Restrictive Covenant Agreement, as well as the related definitions, are hereby incorporated in this Agreement and will apply to the Services and all other activities undertaken pursuant to this Agreement.
7.    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by email (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:
If to DBG, addressed to:
DigitalBridge Group Advisors, LLC
Attn: Human Resources
750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487
Email: legal@digitalbridge.com

If to Consultant, addressed to:

            Jacky Wu
[ ]
Email: [ ]

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by electronic mail, on the day such notice is sent if sent prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the third day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

8.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the provision of the Services pursuant to this Agreement and supersedes all prior agreements and understandings, whether written or oral, among the parties, with respect thereto. For the avoidance of doubt, this Agreement does not supersede prior agreements between Consultant, DBRG, DBG or their affiliates to the extent not relating to the provision of the Services pursuant to this Agreement.
9.    Assignment. Consultant shall not assign this agreement to another party without the prior written consent of DBG, which consent may or may not be given at DBG’s sole and absolute discretion. The provisions hereof shall inure to the benefit of, and be binding upon, DBG’s successors and assigns. DBG shall have the right to assign this Agreement to an Affiliate thereof with notice to Consultant.
10.    Waivers and Amendments. The respective rights and obligations of DBG and Consultant under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party in writing. This Agreement may be amended only with the written consent, of a duly authorized representative of DBG and Consultant.
11.    Controlling Law. This Agreement is made under, and shall be construed and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed solely therein (without giving effect to any principles of conflicts of law or choice of law thereof that would cause the application of the domestic substantive laws of any other jurisdiction).
12.    Mandatory and Binding Arbitration. Consultant and DBG agree that the arbitration provisions set forth in Section 8(i) of the Employment Agreement are hereby incorporated in this Agreement and, except as provided in Section 13 of this Agreement, shall apply to any dispute arising between the parties to this Agreement, including, but not limited to, any act which allegedly has or would violate any provisions of this Agreement, and including, but not limited to, disputes pertaining to the formation, validity, interpretation, effect, or alleged breach of this Agreement.
13.    Equitable Remedies. Consultant acknowledges and agrees that DBG’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 might be inadequate and DBG could suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, DBG, without posting any bond, shall be entitled to seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. DBG and Consultant agree that the covenants set forth in this Agreement shall be enforced to the fullest extent permitted by law. In the event that any one or more of such covenants shall, either by itself or together with other covenants be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of DBG and its members, but would be adjudged reasonable if any particular covenant or covenants or parts thereof were deleted, restricted, or limited in a particular manner, then the said covenants shall apply with such deletions, restrictions, or limitations, as the case may be. DBG and Consultant further agree that the covenants set forth in this Agreement are reasonable in all circumstances for the protection of the legitimate interests of DBG and its members. Notwithstanding the foregoing, in addition to any other right or remedy available to DBG, DBG may cease making any payments otherwise due under this Agreement, in the event of a breach or threatened breach by Consultant of Section 6 of this Agreement.
14.    Limited Role of Consultant. DBG acknowledges and agrees that in connection with the provision of the Services, Consultant is not providing legal, tax or accounting advice. DBG is solely relying on its own internal and external advisors with respect to obtaining advice on all such matters.
15.    Indemnification.
(i)    DBG shall indemnify and hold harmless Consultant from and against all claims, actions, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursement and other legal expenses) (collectively, “Losses”), arising directly or indirectly from or in connection with the provision of the Services or other actions taken in connection with this Agreement, except to the extent such Losses are caused by actions or omissions of Consultant constituting fraud, willful misconduct, bad faith or gross negligence. If Consultant is, or is threatened to be made, a party to any such claim or action, DBG shall without requiring a preliminary determination of the Consultant’s ultimate entitlement to indemnification hereunder, advance all reasonable expenses incurred by or on behalf of Consultant in connection with such claim or action.  DBG shall make such advance within ten days after the receipt by DBG of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such claim or action. For the avoidance of doubt, nothing in this Section 15 or in this Agreement shall in any way modify, alter or amend the terms of the Indemnification Agreement dated July 1, 2020 between Consultant and DBRG, and the terms of such Indemnification Agreement shall remain in full force and effect.
(ii)    Notwithstanding Section 15(i) above, Consultant shall have full responsibility for all applicable taxes for all compensation paid to Consultant under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and to the extent applicable, state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold DBG harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid under this Agreement or any liability related to the withholding of such taxes.

16.    Survival. Sections 5 through 20 shall survive any termination or expiration of this Agreement.
17.    Independent Contractor. Consultant is an independent contractor of DBG. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, principal and agent, partnership or joint venture, or any other fiduciary relationship. Consultant and DBG acknowledge and agree that Consultant’s employment with DBRG terminated on June 30, 2024, and nothing contained in this Agreement shall be construed to change Consultant’s status as a former officer and employee of DBRG, provided, that (i) Consultant’s Fund Incentives (as defined in the Employment Agreement) shall continue to vest through December 31, 2024 and (ii) certain Fund Incentives shall vest as of the Release Effective Date (as defined in the Employment Agreement) pursuant to Section 4(e)(iii) of the Employment Agreement. Consultant has no authority to act as agent for, or on behalf of, DBG, or to represent DBG, or bind DBG in any manner. Consultant will not be entitled to worker's compensation, retirement, insurance or other benefits afforded to employees of DBG or any Affiliate thereof. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the parties agree and acknowledge that neither party nor any of their Affiliates shall have any obligation to enter into an employment relationship at any time. The parties may only enter into an employment relationship upon the entry into a separate employment agreement, which each party shall determine in its sole and absolute discretion.
18.    Conflicts with this Agreement. Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant represents and warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties or in the performance of services for third parties, and which Consultant discloses to DBG or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant shall not bundle with or incorporate into any deliverables provided to DBG hereunder any third party products, ideas, processes, or other techniques, without the express, written prior approval of DBG. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not infringe upon any copyright, patent, trade secret or other property right of any former employer, client or third party in the performance of the Services. Consultant shall not enter into any written or oral agreement that conflicts with the provisions of this Agreement.

19.    Representations and Warranties. Consultant represents to DBG that (i) neither the execution, delivery and performance of this Agreement nor the provision of the Services hereunder will violate any applicable Laws, including, without limitation, any and all “pay-to-play”, anti-bribery, anti-corruption or other similar Laws, (ii) Consultant has not been found liable for or settled any legal actions, suits or arbitrations in connection with any services that are similar to the Services, or has been charged or convicted of any crime of moral turpitude or violation of securities Laws and (iii) Consultant agrees to immediately notify DBG in the event any of the above representations or warranties become untrue or if Consultant would no longer be able to make any of the above representations or warranties on any day during the Term.
20.    Severability: Title and Subtitles; Gender; Singular and Plural Counterparts; Electronic Transmission.
(i)    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
(ii)    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
(iii)    The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
(iv)    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
(v)    Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by electronic mail or other electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.
[remainder of page intentionally left blank]

WITNESS THE DUE EXECUTION AND DELIVERY HEREOF on the date first above written.

COMPANY:

DIGITALBRIDGE GROUP ADVISORS, LLC

By: /s/ Thomas Mayrhofer
Name: Thomas Mayrhofer
Title: Vice President

CONSULTANT:

By: /s/ Jacky Wu
Name: Jacky Wu